Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS
LOS ANGELES – October 27, 2005 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues of $295.3 million increased 9.4% compared to last year

•	Earnings per share of $0.45 increased 21.6% compared to last year

•	Acquired RD Instruments, Inc.

•	Raising 2005 earnings per share outlook
Teledyne Technologies today reported third quarter 2005 sales of $295.3 million, compared with sales of $270.0 million for the same period of 2004. Net income for the third quarter of 2005 was $15.7 million ($0.45 per diluted share), compared with net income of $12.5 million ($0.37 per diluted share) in the third quarter of 2004.
“We achieved another strong quarter by building upon our balanced growth strategy,” said Robert Mehrabian, chairman, president and chief executive officer. “Through a combination of organic growth, focused acquisitions and overall margin improvement, earnings per share increased substantially compared to last year. Our acquisition strategy continues to focus on pursuing businesses within or adjacent to our core markets. During the third quarter, we acquired RD Instruments, Inc., a manufacturer of acoustic instrumentation for analyzing the flow of water and the movement of objects in water. RD Instruments adds unique capabilities to both our environmental instrumentation and aerospace and defense electronics businesses.”
Review of Operations
Electronics and Communications

The Electronics and Communications segment’s third quarter 2005 sales were $178.9 million, compared with third quarter 2004 sales of $155.1 million. Third quarter 2005 operating profit was $20.8 million, compared with operating profit of $15.5 million in the third quarter of 2004.
Third quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in defense electronic products, electronic manufacturing services, relay products, electronic instruments and telecommunication subsystems. The revenue growth in defense electronic products was driven by sales of traveling wave tubes, the acquisition of Cougar Components in June 2005 and the acquisition of the defense electronics business of Celeritek, Inc. in October

2004. Electronic manufacturing services had increases in government, commercial and medical sales while revenue growth in relay products was driven by increased sales to the aviation and test and measurement equipment markets. The revenue growth in electronic instruments reflected the impact of the acquisition of RD Instruments Inc. in August 2005. Revenue in the third quarter of 2005 from businesses acquired since the third quarter of 2004 was $14.3 million. Segment operating profit was favorably impacted by acquisitions, organic sales growth and by lower pension expense. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87, was $1.1 million in the third quarter of 2005, compared with $1.7 million in the third quarter of 2004. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (CAS) was $0.1 million in the third quarter of 2005, compared with no allocation in the third quarter of 2004.
Systems Engineering Solutions

The Systems Engineering Solutions segment’s third quarter 2005 sales were $64.3 million, compared with third quarter 2004 sales of $65.2 million. Third quarter 2005 operating profit was $6.8 million, compared with operating profit of $7.7 million in the third quarter of 2004.
Third quarter 2005 sales, compared with the same period of 2004, reflected lower revenue in environmental programs, partially offset by revenue growth in core defense and aerospace programs. The lower operating profit in the third quarter of 2005, compared with the same period of 2004, was primarily the result of lower revenue and increased subcontract work in our systems engineering and technical assistance (SETA) contracts which carry lower profit margins. Segment operating profit included pension expense under SFAS No. 87 of $1.7 million in the third quarter of 2005, compared with no pension expense in the third quarter of 2004. Pension expense allocated to contracts pursuant to CAS was $2.2 million in the third quarter of 2005, compared with no allocation in the second quarter of 2004.
Aerospace Engines and Components

The Aerospace Engines and Components segment’s third quarter 2005 sales were $45.7 million, compared with third quarter 2004 sales of $44.3 million. The third quarter 2005 operating profit was $3.1 million, compared with operating profit of $2.9 million in the third quarter of 2004.
Third quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in OEM piston engines, partially offset by lower piston engine aftermarket and turbine engine sales. Sales from turbine engines were lower due to decreased sales of Harpoon missile engines, partially offset by higher sales of engines for the Joint Air-to-Surface Standoff Missile (JASSM) program. Segment operating profit for the third quarter of 2005 and third quarter of 2004 included the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. Segment operating profit was favorably impacted by higher sales and favorable operating performance, partially offset by increased product liability expenses. Segment operating profit also included pension expense, under SFAS No. 87 of $0.2 million in the third quarter of 2005, compared with $0.4 million for the third quarter of 2004.

Energy Systems

The Energy Systems segment’s third quarter 2005 sales were $6.4 million, compared with third quarter 2004 sales of $5.4 million. Operating profit was $0.4 million, for both the third quarter of 2005 and the third quarter of 2004.
The increase in third quarter 2005 sales primarily resulted from an increase in commercial hydrogen generator sales. Segment operating profit was favorably impacted by higher sales, offset by employee termination costs in the third quarter of 2005. Segment operating profit also included pension expense, under SFAS No. 87 of $0.1 million for both the third quarter of 2005 and third quarter of 2004. No pension expense was allocated to contracts pursuant to CAS in the third quarter of 2005 or 2004.
Additional Financial Information
Cash Flow

Cash provided by operating activities was $28.4 million for the third quarter 2005, compared with $30.3 million for the third quarter of 2004. The lower cash provided by operating activities in 2005, compared with 2004, was primarily due to $4.1 million in higher pension contributions and higher aircraft product liability payments, partially offset by higher net income. Free cash flow (cash from operating activities less capital expenditures) was $23.5 million for the third quarter of 2005, compared with free cash flow of $26.4 million for the same period of 2004. On August 26, 2005, Teledyne Technologies completed the acquisition of RD Instruments, Inc. for $36.0 million. Initial cash paid for the acquisition was $32.4 million. Teledyne Technologies also assumed debt obligations of $2.0 million and acquired cash of $0.4 million related to the acquisition. The acquisition was funded with cash on hand and borrowings under various lines of credit including the company’s $280 million credit facility. At October 2, 2005, total debt was $74.4 million, which includes $70.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $12.8 million at October 2, 2005. Capital expenditures for the third quarter of 2005 were $4.9 million, compared with $3.9 million for the third quarter of 2004. Depreciation and amortization expense was $6.3 million for the third quarter of 2005 and $7.0 million for the third quarter of 2004.

Free Cash Flow (a)	Third	Third
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2005	2004

Cash provided by operating activities	$28.4	$30.3
Capital expenditures	(4.9)	(3.9)

Free cash flow	$23.5	$26.4

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures. Free cash flow provides supplemental information to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension

Pension expense for the third quarter of 2005 was $3.2 million, compared with pension expense of $2.2 million for the same period of 2004, in accordance with the pension accounting requirements of SFAS No. 87. Pension expense allocated to contracts pursuant to CAS was $2.3 million in the third quarter of 2005, compared with no allocation in the third quarter of 2004. Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes

The effective tax rate for the third quarter of 2005 was 37.6% compared with an effective tax rate of 39.6% for the third quarter of 2004.
Other

Corporate expense for the third quarter of 2005 was lower compared with the third quarter of 2004 and reflected lower professional fee expenses partially offset by higher compensation costs. Interest expense, net of interest income, was $0.9 million in the third quarter of 2005, compared with $0.6 million for the third quarter of 2004 and reflected slightly higher average outstanding debt levels. Other income for both the third quarter of 2005 and 2004 included the receipt of $2.5 million pursuant to the agreement with Honda Motor Co., Ltd. and is included as part of the Aerospace Engines and Components segment operating profit and other segment income for segment reporting purposes.
Outlook

Based on its current outlook, the company’s management believes that fourth quarter 2005 earnings per share will be in the range of approximately $0.39 to $0.41. The full year 2005 earnings per share outlook is expected to be in the range of approximately $1.77 to $1.79, an increase from prior guidance of $1.67 to $1.71. The company’s estimated effective income tax rate for 2005 is 37.6%.
The fourth quarter 2005 earnings per share outlook reflects a reduction in other income, relative to the third quarter of 2005. In the third quarter of 2005 the company received a $2.5 million payment pursuant to the agreement with Honda Motor Co., Ltd. No payment is expected in the fourth quarter of 2005, with the final payment of $2.5 million expected in the first quarter of 2006.
The full year 2005 earnings outlook includes approximately $12.7 million ($0.23 per share) in pension expense under SFAS No. 87, or $3.4 million ($0.06 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2004 earnings included $8.7 million ($0.16 per share) in pension expense under SFAS No. 87, or $8.2 million ($0.15 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year pension expense reflects, in part, the ability to recover pension costs from the government in 2005, partially offset by increased pension liability due to a reduction in the discount rate assumption for the company’s defined benefit plan. The company’s assumed discount rate is 6.25% in 2005, compared with 6.5% in 2004.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payment” (“SFAS No. 123R”) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. The company plans to adopt SFAS No. 123R in the first quarter of 2006.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2005 Full Year Outlook		2004	2003
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense and income tax benefit)	$1.83	$1.85	$1.39	$0.97
Pension expense – SFAS No. 87	(0.23)	(0.23)	(0.16)	(0.13)
Pension expense – CAS	0.17	0.17	0.01	—

Earnings per share (excluding income tax benefit)	1.77	1.79	1.24	0.84
Income tax benefit	—	—	—	0.07

Earnings per share – GAAP	$1.77	$1.79	$1.24	$0.91

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pension matters and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications, commercial aviation and energy exploration markets, funding, continuation and award of government programs, changes in insurance expense, customers’ acceptance of piston engine price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies’ growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 27, 2005. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 27, 2005.

Investor Contact:	Jason VanWees (310) 893-1642

Media Contact:	Robyn McGowan (310) 893-1640
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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED OCTOBER 2, 2005 AND SEPTEMBER 26, 2004
(Unaudited — In millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2005	2004	2005	2004
Net sales	$295.3	$270.0	$896.1	$728.5
Costs and expenses:
Costs of sales	212.5	194.6	647.0	541.2
Selling, general and administrative expenses	59.4	56.9	175.4	142.5

Total costs and expenses	271.9	251.5	822.4	683.7

Income before other income and (expense) and taxes	23.4	18.5	73.7	44.8
Other income (expense), net(a)	2.7	2.7	5.2	3.0
Interest expense, net	(0.9)	(0.6)	(2.6)	(1.0)

Income before income taxes	25.2	20.6	76.3	46.8
Provision for income taxes	9.5	8.1	28.7	18.5

Net income	$15.7	$12.5	$47.6	$28.3

Diluted earnings per common share	$0.45	$0.37	$1.38	$0.85

Weighted average diluted common shares outstanding	34.8	33.6	34.6	33.4

(a)	The third quarter of 2005 and 2004 includes the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. For the first nine months of 2005 and 2004, total receipts pursuant to the agreement were $5.0 million and $2.5 million, respectively.
TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE AND NINE MONTHS ENDED OCTOBER 2, 2005 AND SEPTEMBER 26, 2004
(Unaudited — In millions)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2005	2004	2005	2004
Net sales:
Electronics and Communications	$178.9	$155.1	$528.9	$406.1
Systems Engineering Solutions	64.3	65.2	201.0	177.4
Aerospace Engines and Components	45.7	44.3	145.1	128.5
Energy Systems	6.4	5.4	21.1	16.5

Total net sales	$295.3	$270.0	$896.1	$728.5

Operating profit (loss) and other segment income:
Electronics and Communications	$20.8	$15.5	$61.7	$37.7
Systems Engineering Solutions	6.8	7.7	21.3	20.9
Aerospace Engines and Components(a)	3.1	2.9	9.8	1.3
Energy Systems	0.4	0.4	1.4	0.9

Segment operating profit and other segment income	$31.1	$26.5	$94.2	$60.8
Corporate expense	(5.2)	(5.5)	(15.5)	(13.5)
Other income (expense), net(a)	0.2	0.2	0.2	0.5
Interest expense, net	(0.9)	(0.6)	(2.6)	(1.0)

Income before income taxes	25.2	20.6	76.3	46.8
Provision for income taxes	9.5	8.1	28.7	18.5

Net income	$15.7	$12.5	$47.6	$28.3

(a)	The third quarter of 2005 and 2004 includes the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd related to the piston engine business. For the first nine months of 2005 and 2004, total receipts pursuant the agreement were $5.0 million and $2.5 million, respectively. These amounts are included as part of other income on the income statement table above.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
OCTOBER 2, 2005 AND JANUARY 2, 2005
(Current period unaudited – In millions)

	October 2,	January 2,
	2005	2005(a)
ASSETS
Cash and cash equivalents	$12.8	$11.4
Accounts receivable, net	173.3	141.7
Inventories, net	114.9	97.7
Deferred income taxes, net	30.4	26.8
Prepaid expenses and other assets	10.2	9.3

Total current assets	341.6	286.9

Property, plant and equipment, net	94.6	93.3
Deferred income taxes, net	32.0	28.3
Goodwill and acquired intangible assets, net	232.0	190.6
Other assets, net	27.2	25.7

Total assets	$727.4	$624.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$69.5	$62.3
Accrued liabilities	108.4	97.0
Current portion of long-term debt and capital lease	0.5	3.2

Total current liabilities	178.4	162.5

Long-term debt and capital lease obligation	73.9	74.4
Other long-term liabilities	151.8	125.8

Total liabilities	404.1	362.7
Total stockholders’ equity	323.3	262.1

Total liabilities and stockholders’ equity	$727.4	$624.8

(a)	Certain amounts for the prior year-end have been changed to conform to the 2005 presentation.